                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED APRIL 1, 1998

(To Prospectus dated February 11, 1998 and Prospectus Supplement dated March 2,
1998)


                       INTEGRATED PROCESS EQUIPMENT CORP.


                                  $115,000,000
          6-1/4% Convertible Subordinated Notes due September 15, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof
                            _______________________



     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                             NUMBER OF SHARES OF
                                                                          PRINCIPAL AMOUNT OF NOTES      COMMON STOCK  BENEFICIALLY
                                                                             BENEFICIALLY OWNED              OWNED AND OFFERED
SELLING SECURITYHOLDER                                                        AND OFFERED HEREBY                HEREBY (1)(2)
-----------------------------------------------------------------------  ----------------------------  -----------------------------



American Investors Life Insurance Company                                                1,750,000(3)                       44,871
Canadian Imperial Holdings, Inc.                                                         4,000,000                         102,564
Deutsche Morgan Grenfell                                                                 2,400,000                          61,538
Employers Reinsurance Corporation                                                        1,500,000(3)                       38,461
Fidelity Charles Street Trust:  Fidelity Asset Manager Fund                              3,770,000                          96,666
Fidelity Charles Street Trust:  Fidelity Asset Manager:  Growth                          1,930,000                          49,487
Fidelity Financial Trust:  Fidelity Convertible Securities Fund                          9,000,000                         230,769
Fidelity Global Asset Allocation Fund                                                      100,000                           2,564
Fidelity Management Trust Company on behalf of accounts managed by it                    1,630,000                          41,794
General Motors Investment Management Corporation                                        10,000,000(4)                      256,410
Motors Insurance Corporation                                                             1,500,000(5)                       38,461
Regence Bluecross Blueshield of Idaho                                                      150,000                           3,846
Regence Bluecross Blueshield of Oregon                                                     254,000                           6,512
Regence Bluecross Blueshield of Utah                                                        96,000                           2,461
Regence Washington Health                                                                  400,000                          10,256
Salomon Brothers Total Return Fund                                                         600,000(6)                       15,384
Variable Insurance Products Fund II: Asset Manager:  Growth Portfolio                      200,000                           5,128
Variable Insurance Products Fund II: Asset Manager Portfolio                             1,370,000                          35,128

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)  Revised from 950,000 in Prospectus dated February 11, 1998.

(4)  Revised from 5,300,000 in Prospectus dated February 11, 1998.

(5)  Revised from 700,000 in Prospectus dated Februry 11, 1998.

(6)  Revised from 350,000 in Prospectus dated February 11, 1998.